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FOR IMMEDIATE RELEASE
July 13, 2004

EPIMMUNE RECEIVES NOTICE OF NIH INTENTION TO FUND $2.8 MILLION
FOR MALARIA VACCINE DEVELOPMENT PROGRAM

SAN DIEGO, July 13, 2004 – Epimmune Inc. (Nasdaq: EPMN) today announced that the National Institute of Allergy and Infectious Diseases (NIAID) at the National Institutes of Health (NIH) has provided written notice of their intention to exercise a three-year, $2.8 million contract option for Epimmune to conduct preclinical development of a multi-epitope malaria vaccine. The NIH decision follows successful demonstration by Epimmune of preclinical feasibility of a vaccine that would target all strains of malaria in all human ethnicities.

The original contract was part of the NIAID’s Millennium Vaccine Initiative that solicited state-of-the-art vaccine technology from the private sector to accelerate the development of novel, effective vaccines for malaria and tuberculosis. The program was composed of a Phase A feasibility study, which Epimmune has successfully completed, and an option for a Phase B preclinical development program, in which Epimmune would design a vaccine candidate suitable for human testing.

The Malaria Vaccine Challenge

According to the NIH, malaria claims an estimated 2 to 3 million lives annually, and accounts for untold morbidity in the approximately 300 to 500 million people infected each year. Currently available drugs are losing their utility as a result of the spread of drug-resistant parasites, and the mosquito vectors responsible for malaria transmission are becoming resistant to insecticides. Consequently, the need for a broadly effective malaria vaccine is increasing.

Efforts to develop such vaccines have faced a number of technical obstacles. Traditional vaccine technologies elicit antibody responses, but a cellular immune response is believed essential for preventing malaria. As with HIV, the malaria parasite has evolved ways to mask and mutate away from antigen-specific responses. And, the diversity of human immune systems makes it difficult for individual vaccines to stimulate broadly protective responses.

The overall objective of Epimmune’s program is to use the Company’s proprietary technology to design a single vaccine encompassing both cytotoxic T cell (CTL) and helper T cell (HTL) epitopes

Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and is receiving compensation therefor. The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.

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which are conserved among malaria strains and mutants and which are recognized by a broad range of human ethnicities.

Epimmune’s Malaria Vaccine Program

In the Phase A feasibility study, Epimmune scientists used CTL and HTL epitopes from conserved regions of malaria liver stage antigens to develop a DNA vaccine construct which was tested using the Company’s HLA transgenic mice. Based on the demonstration of immune responses to a predetermined percentage of the epitopes included in the vaccine construct, the NIAID provided notice of its intent to exercise the Phase B development program.

In the Phase B development program, Epimmune will finalize the vaccine design and complete preclinical development testing and manufacturing with the goal of providing a vaccine product suitable for Phase 1 clinical testing by the NIH. The goal is to provide a DNA vaccine suitable for testing in a Phase 1 clinical trial within three years and a vaccine insert for use by the NIH to produce a matched viral vectored vaccine, within the same time frame.

About Epimmune Inc.

EPIMMUNE INC., based in San Diego, is focused on the development of vaccines using multiple epitopes to specifically activate the body’s immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single vaccine candidate, the immune response can be both targeted and optimized for strength. Epimmune’s therapeutic vaccine candidates have been designed to treat disease by stimulating the body’s immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company’s prophylactic vaccine candidates have been designed to protect against disease by teaching the body’s immune system to react quickly when exposed to infectious agents. Epimmune’s technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response without degrading product efficacy. For more information on Epimmune, visit www.epimmune.com.

Forward-Looking Statements

This press release includes forward-looking statements that reflect Epimmune’s management’s current views of future events, including the potential exercise of the option for the Phase B development program and total funding under the NIH contract, the anticipated benefits of the malaria vaccine being developed by the Company, the timing for completion of the Phase B development program, the ability of epitope-based products to control infectious diseases and cancer, and the safety and efficacy of epitope-based products in humans. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the NIH not exercising its option for the Phase B development program and the continuation of funding under the contract aimed at designing a novel malaria vaccine, whether the Company can develop a single vaccine encompassing both CTL and HTL epitopes from conserved malaria strains and mutants which can be recognized by a broad range of ethnicities, whether the Company can meet the program goal of providing a vaccine suitable for Phase I clinical testing by the NIH within three years, the ability of a vaccine comprising specific epitopes from conserved regions of protozoan parasites to avoid mutation, the Company’s ability to develop pharmaceutical products

Epimmune Inc.

using epitopes, the ability of epitope-based vaccines to control malaria, the timing and cost of conducting human clinical trials, the regulatory approval process, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company’s Annual Report on Form 10-K, as amended, filed with the SEC for the year ended December 31, 2003, the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2004 and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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